John H. Lively
The Law Offices of John H. Lively & Associates, Inc.
A Member Firm of The 1940 Act Law GroupTM
11300 Tomahawk Creek Parkway, Suite 310
Leawood, KS  66211
Phone: 913.660.0778   Fax: 913.660.9157
 john.lively@1940actlawgroup.com

June 28, 2017

WP Trust
129 NW 13th Street, Suite D-26
Boca Raton, FL 33432

Ladies and Gentlemen:

We hereby consent to the use of our name and to the reference to our firm under the caption “Legal Counsel” in the Statement of Additional Information for the IPS Strategic Capital Absolute Return Fund (the “Fund”), a series portfolio of the WP Trust (the “Trust”), which is included in Post-Effective Amendment No. 9 to the Registration Statement under the Securities Act of 1933, as amended (No. 333-206306), and Amendment No. 12 to Registration Statement under the Investment Company Act of 1940, as amended (No. 811-23086), on Form N-1A of the Trust.

Sincerely,

/s/ John H. Lively

The Law Offices of John H. Lively & Associates, Inc.